Exhibit 99.1

Blue Water Acquisition Corp. III
Announces the Separate Trading of its Class A Ordinary Shares and Warrants
Commencing July 31, 2025

GREENWICH, Conn., July 28, 2025 – Blue Water Acquisition Corp. III (Nasdaq: BLUWU) (the “Company”) today announced that, commencing July 31, 2025, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “BLUW” and “BLUWW,” respectively. Those units not separated will continue to trade on The Nasdaq Global Market under the symbol “BLUWU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering of the units was made only by means of a prospectus, copies of which may be obtained from BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com. A registration statement on Form S-1 (333-285075) relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on June 9, 2025. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Blue Water Acquisition Corp. III

Blue Water Acquisition Corp. III is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on high-potential companies in the artificial intelligence (AI), biotechnology, healthcare and technology sectors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact:

Steph Mercier

15 E. Putnam Avenue, Suite 363

Greenwich, CT 06830

(203) 489-2110